                                  SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
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              ss.240.14a-12

                            INTERLINK ELECTRONICS, INC
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 5, 2006

Dear Stockholder:

        You are cordially invited to the Annual Meeting of the Stockholders of Interlink Electronics, Inc. to be held on October 18, 2006 at 2:00 p.m., Pacific Time, at the Hampton Inn and Suites, 50 West Daily Drive, Camarillo, California 93010. Your attendance will provide you an opportunity to hear management’s report on operations and meet with directors and representatives of the Company.

        Looking back over the last year, it is fair to say that this period of time has been frustrating and challenging for Interlink and its shareholders. By mid 2005, we were well on our way to accomplishing several of our strategic goals; including shifting the company’s primary focus towards new and exciting growth markets that offer not only diversity but better financials and a healthier competitive environment. While this desired business shift continues today and the results will become evident in time, much of management’s focus over the last year has been devoted to rebuilding our company’s financial infrastructure and internal controls. These financial improvements have come at a great cost but I believe we are emerging as a stronger company that will be better equipped and positioned for future growth.

        As of the writing of this letter, I am pleased to say we have completed all of our financial restatement work and that we filed the SEC reports incorporating those restatements on July 24, 2006. In addition we plan to become current in our SEC reporting by filing our quarterly reports for the first two quarters of 2006 later in the third quarter, as previously announced. I look forward to a day in the near future when we may again share with you our accomplishments and our vision for the future. Even during these difficult times we have experienced solid growth in the markets that we identified as strategically important, as evidenced by our recently announced design wins and implementation of our new technologies and products. This simple fact continues to reinforce my belief in the company's bright future.

        The Secretary’s Notice of Meeting and Proxy Statement attached discuss the matters on which action will be taken at the Stockholders’ Meeting. It is important that your views are represented at the meeting, whether or not you are able to attend.

        The vote of every stockholder is important. You can assure that your shares will be represented and voted at the meeting by signing and returning the enclosed proxy card, by voting by telephone or by voting over the Internet. We have enclosed a postage-paid, pre-addressed envelope, as well as detailed instructions on the proxy card for voting by telephone or over the Internet, to make it convenient for you to vote your shares.

        On behalf of the directors and employees of the Company, we value and appreciate your continued support of Interlink Electronics, Inc.

Best regards,

/s/ E. MICHAEL THOBEN, III
E. Michael Thoben, III
Chairman, CEO & President

INTERLINK ELECTRONICS, INC.
546 Flynn Road
Camarillo, California 93012

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 18, 2006

_________________

To the Stockholders of Interlink Electronics, Inc.:

        You are invited to attend the Annual Meeting of Stockholders of Interlink Electronics, Inc., a Delaware corporation (the “Company”). The meeting will be held at the Hampton Inn and Suites, 50 West Daily Drive, Camarillo, California 93010 on October 18, 2006, at 2:00 p.m., Pacific Time, for the following purposes:

1.	To elect two directors, each to serve a term of three years or until a successor has been elected and qualified;

2.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock, at an exchange ratio ranging from one-to-two to one-to-five; and

3.	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

        Only stockholders of record at the close of business on August 28, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting.

        Your vote is important. You may vote by written proxy, by telephone or over the Internet. Instructions for voting by telephone and over the Internet are printed on the proxy card. If you choose to vote in writing, please date and sign the enclosed proxy card and return it in the enclosed postage-paid, pre-addressed envelope as soon as possible. If you attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors /s/ CHARLES C. BEST Charles C. Best SECRETARY

Camarillo, California
September 5, 2006

INTERLINK ELECTRONICS, INC.
546 Flynn Road
Camarillo, California 93012

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PROXY STATEMENT

_________________

        A proxy in the form accompanying this proxy statement is solicited on behalf of the Board of Directors of Interlink Electronics, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at the Hampton Inn and Suites, 50 West Daily Drive, Camarillo, California 93010 on October 18, 2006, at 2:00 p.m., Pacific Time (the “Annual Meeting”). This proxy may also be used at any adjournment of the Annual Meeting. We are sending this statement and the enclosed proxy form to you on or about September 5, 2006.

Record Date

        Only stockholders of record at the close of business on August 28, 2006 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.

Shares Outstanding and Voting Rights

        At the close of business on the Record Date, the Company had 13,761,812 shares of its common stock outstanding. Each share of common stock issued and outstanding is entitled to one vote on each matter properly presented at the Annual Meeting. There are no cumulative voting rights. The common stock is the only outstanding authorized voting security of the Company. The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If any stockholder residing at that address wishes to receive a separate annual report or proxy statement, either now or in the future, write or telephone the Company as follows: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary; (805) 484-8855. Contact the Company in the same way if you and other residents at your address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

Proxy Procedure

        You may vote by proxy by completing a proxy card and mailing it in the postage-paid, pre-addressed envelope, by using a toll-free telephone number or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. Your ability to vote by telephone or by the Internet will close at 5:00 p.m., Pacific Daylight Time, on October 17, 2006.

        Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. You have three ways to revoke your proxy. First, you may do so in writing by notifying Charles C. Best, the Secretary of the Company, at the Company’s address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting. Secondly, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy. Finally, the proxy may also be revoked by affirmatively electing to vote in person while attending the Annual Meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person. A stockholder who attends the Annual Meeting need not revoke the proxy and vote in person unless the stockholder wishes to do so, however. All valid, unrevoked proxies will be voted at the Annual Meeting or any adjournment of the meeting in accordance with the instructions given. If a signed proxy is returned without instructions, it will be voted for the nominees for director, for the approval of the proposal presented and in accordance with the recommendations of management on any other business that may properly come before the meeting or any adjournment of the meeting or matters incident to the conduct of the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

        The Board of Directors currently consists of five directors. Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, each class serving a three-year term with the term of office of one class expiring each year. Messrs. John A. Buckett, II and Merritt M. Lutz are the nominees for re-election at this meeting for a three-year term expiring in 2009. If Messrs. Buckett and Lutz become unavailable for election for any reason, we will name a suitable substitute as authorized by your proxy. The Board of Directors has determined that all of the Directors and nominees who would serve after October 18, 2006 meet the independence requirements of Nasdaq Marketplace Rule 4200 except for E. Michael Thoben, III, Chairman, Chief Executive Officer and President of the Company.

        The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years.

NAME, PRINCIPAL OCCUPATION, AGE AND OTHER DIRECTORSHIPS	DIRECTOR SINCE	TERM EXPIRES

NOMINEES

John A. Buckett, II    58
Vice President, Corporate Development at Scientific-Atlanta, a Cisco Company,
which is a leading supplier of broadband communications systems, satellite-based video, voice and data communications networks and worldwide customer service and support, since 1998. He is also a member of the
Corporate Management Committee of Scientific-Atlanta, Inc. From 1995 to
1998, Mr. Buckett served as president of the International Division and, before that, as vice president, marketing strategies, for all operating units of Scientific-Atlanta, Inc. Mr. Buckett holds a B.S. degree in electrical engineering from the Georgia Institute of Technology.
	2000	2006

Merritt M. Lutz    63
Advisory Director and Chairman of MSIT Holdings, Inc. Mr. Lutz manages the strategic technology investments and partnerships for MSIT Holdings, Inc.
Previously, he was President of Candle Corporation, a worldwide supplier of systems software from 1989 to November 1993. Mr. Lutz serves on the board of one other public company, SPSS Inc., and three privately held software companies: ThruPoint, Sendmail, Inc. and Business Engine, Inc. He is a
former director of the Information Technology Association of America and the
NASD Industry Advisory Committee. He holds a bachelors and masters degree from Michigan State University.
	1994	2006

NAME, PRINCIPAL OCCUPATION, AGE AND OTHER DIRECTORSHIPS	DIRECTOR SINCE	TERM EXPIRES
CONTINUING DIRECTORS Edward Hamburg 55 Executive Vice President of Corporate Operations, Chief Financial Officer, and Corporate Secretary of SPSS Inc. (NASDAQ: SPSS) from 1993 to 2004. He continues with SPSS in an executive advisory position, serves as a director and audit committee chair of Interactive Intelligence Incorporated (NASDAQ: ININ), Perceptive Software, Inc., and ThruPoint, and is a venture partner with Morgan Stanley Private Equity. Dr. Hamburg holds B.A. and M.A. degrees from the University of Maryland at College Park as well as a Ph.D. from The University of Chicago.	2006	2007
Eugene F. Hovanec 54 Business consultant. Mr. Hovanec previously served as the Chief Financial Officer of Vitesse Semiconductor Corporation, a supplier of high performance integrated circuits and optical modules, principally targeted at system manufacturers in the communications and storage industries from 1993 to 2005 and was the Executive Vice President of Vitesse from 2005 to 2006. Mr. Hovanec is a member of the New York State Society of CPA's, the AICPA and holds a B.B.A. degree from Pace University.	1994	2007
George Gu 59 Chairman of GTM Corporation, a company engaged in semiconductor packaging and testing in Taiwan and China. Mr. Gu also serves as Chairman or as a member of the Board of Directors of GTM's affiliated financial investment, trading, software, biotechnology and land development companies. Mr. Gu is a director of the Shanghai Commercial Savings Bank, Taiwan and Global Wool Alliance Pvt. Ltd. India. He holds a B.S. degree from North Carolina State University and an M.B.A. degree from Columbia University.	1991	2008

E. Michael Thoben, III 53 President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Prior to joining Interlink Electronics in 1990, Mr. Thoben held numerous senior management positions at Polaroid Corporation for eleven years. Mr. Thoben formerly served on the Board of Directors of the American Electronics Association and is currently a member of the boards of two privately held companies. Mr. Thoben holds a B.S. degree from St. Xavier University and has taken graduate management courses at the Harvard Business School and The Wharton School of Business.	1990	2008

Additional New Director

        On May 10, 2006, the Board of Directors acted by written consent to increase the number of directors to seven and elect Edward Hamburg as a Class III director. Dr. Hamburg was also appointed to the Company’s Audit Committee and will serve as its Chair. In connection with this appointment, Mr. Eugene F. Hovanec will no longer serve on the Audit Committee but remains a member of the Company’s Board of Directors. Dr. Hamburg was not elected pursuant to any arrangement or understanding between him and any other persons. He will serve as a director of the Company until the earlier of his death, resignation or removal.

Board Committees and Meetings

        The Board of Directors acted by meeting and by unanimous written consent in lieu of meetings seven times during the last fiscal year. The Board of Directors has three standing committees. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served. The Directors are encouraged to attend the Annual Meetings of Stockholders, and in 2005, all of the Directors then serving were able to attend.

        The Board maintains a standing Audit Committee, which, in 2005, consisted of Messrs. Hovanec, Buckett and Gu. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of his independent judgment as a member of the Audit Committee. The Board of Directors has determined that Mr. Hovanec is an audit committee financial expert, as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

        In 2005, the Audit Committee held two meetings in person and held sixteen telephonic meetings. Pursuant to the written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities relating to corporate accounting, the Company’s reporting practices and the quality and integrity of the Company’s financial statements; compliance with law and the maintenance of ethical standards by the Company; and the Company’s maintenance of effective internal controls. For additional information about the Audit Committee, see “Audit Committee Matters.”

        The Board of Directors’ Compensation Committee, which is currently comprised of Messrs. Hovanec, Gu and Lutz, reviews the compensation levels of the Company’s executive officers and makes recommendations to the Board regarding changes in compensation. The Compensation Committee also administers the Company’s stock option plans and recommends grants under the plans to the Board of Directors. See “Compensation of Executive Officers – Report of the Compensation Committee on Executive Compensation” and “Option Grants in Last Fiscal Year.” In 2005, the Compensation Committee held three meetings, one in person and two telephonically.

        The Board also maintains a Corporate Governance and Nominating Committee, which is comprised of Messrs. Buckett and Lutz. The Company believes that all of the members of the Corporate Governance and Nominating Committee are independent as defined under the current listing standards of the National Association of Securities Dealers. The Corporate Governance and Nominating Committee has adopted a charter and corporate guidelines with respect to its governance and a copy of such charter is available at the Company’s website (http://www.interlinkelectronics.com).

        The Corporate Governance and Nominating Committee develops and recommends corporate governance guidelines and makes recommendations to the Board of Directors concerning nominees to the Board of Directors. The Corporate Governance and Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. Recommendations for nominees should be sent to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary.

        In assessing potential candidates, the Corporate Governance and Nominating Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Corporate Governance and Nominating Committee considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of the Company’s industry or other industries relevant to the Company’s business; specific skills such as financial expertise needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Corporate Governance and Nominating Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service.

        In 2005, the Corporate Governance and Nominating Committee met once, in person.

Director Compensation

        Any director who is not an employee of the Company and has not, within one year, been an employee of the Company (a “Non-Employee Director”) is paid a fee of $500 for each Board meeting and committee meeting attended in person and $100 per hour (up to a maximum of $500 per meeting) for each Board meeting and committee meeting attended telephonically, except as set forth below in the case of Dr. Hamburg. They are also reimbursed for costs incurred attending Board meetings. Each Non-Employee Director is eligible to receive options under our 1996 Stock Incentive Plan, as amended (the “Plan”). The option price for all options granted to Non-Employee Directors under the Plan is not less than the fair market value of the common stock on the date the option is granted. Each person who becomes a Non-Employee Director is automatically granted an option to purchase 30,000 shares of common stock at the time he or she becomes a Non-Employee Director. The Plan also provides for the automatic, non-discretionary, annual grant to all continuing Non-Employee Directors of options to purchase up to 7,500 shares of the Company’s common stock. The options granted to Non-Employee Directors have a ten-year term from the date of grant. Each option becomes exercisable for 33?% of the number of shares covered by the option at the end of each of the first three years of the option term. Options may be exercised while the optionee is a director of the Company, within 30 days after the date the optionee’s service as a director is terminated for any reason other than death or disability or prior to the expiration of the options, whichever comes first, or if the optionee’s service as a director is terminated as a result of death or disability, within one year after the date of termination or prior to the expiration of the options, whichever comes first. Options are subject to adjustment in the event of certain changes in capital structure of the Company.

        In connection with his appointment, the Board of Directors has agreed that Dr. Hamburg will receive $2,000 per in-person Board or committee meeting, $500 per telephonic Board or committee meeting and $10,000 per annum for serving as the Chair of the Audit Committee.

        Effective January 1, 2007, under new guidelines, all Non-Employee Directors will receive $2,000 for each Board meeting and committee meeting attended in person and $500 for each Board meeting and committee meeting attended telephonically. Also under the new guidelines, the Chair of the Audit Committee will receive $10,000 per annum and the Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee will each receive $3,000 per annum, while all other committee members will receive $1,000 per annum per committee. The granting of options to Non-Employee Directors will continue as described above.

Recommendation by the Board of Directors

        The Board of Directors recommends that stockholders vote “for” the election of the nominees named in this proxy statement. If a quorum of stockholders is present at the meeting, the nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker non-votes as present but not voting.

PROPOSAL 2:

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

General

        Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-two to one-to-five. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon an amendment to our Certificate of Incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including two and five, such number consisting only of whole shares, will be combined into one share of our common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Interlink and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including two and five that will be combined into one share of our common stock, at any time before the first anniversary of the Annual Meeting. The Board believes that stockholder approval of an amendment granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Interlink and its stockholders.

        The text of the form of the proposed amendment to our Certificate of Incorporation is attached to this proxy statement as Appendix A. By approving this amendment, stockholders will approve an amendment to our Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including two and five would be combined into one share of our common stock and authorize the Board to file such amendment as determined by the Board in the manner described herein. The Board may also elect not to effect any reverse split.

        If approved by the stockholders, and following such approval, the Board determines that effecting a reverse stock split is in the best interests of Interlink and its stockholders, the reverse stock split will become effective upon filing such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

        If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, Interlink is authorized to issue up to a total of 50,100,000 shares of capital stock, consisting of 100,000 shares of preferred stock and 50,000,000 shares of common stock. The amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 50,100,000, consisting of 100,000 shares of preferred stock and 50,000,000 shares of common stock. The par value of our common stock and preferred stock would remain unchanged at $0.00001 and $5.00 per share, respectively. Currently, the Board does not have any plans to issue additional authorized but unissued shares of our common stock following the reverse stock split.

Reasons for the Reverse Stock Split

        The primary reason for implementing a reverse split would be to attempt to increase the per share market price of our common stock. On November 15, 2005, Interlink received a Nasdaq Staff deficiency letter, indicating that due to its failure to file its Form 10-Q for the quarter ended September 30, 2005, Interlink was not in compliance with the requirements of Marketplace Rule 4310(c)(14). Although Interlink worked diligently to file its delinquent filings with the SEC, it was not able to do so, and accordingly, Interlink’s common stock was delisted from the Nasdaq National Market on April 7, 2006.

        Interlink’s common stock is currently quoted on the “pink sheets” maintained by the National Quotation Bureau, Inc. The Board believes that it is in the best interests of Interlink and its stockholders to relist its common stock on the Nasdaq National Market because alternative markets like the Over the Counter Bulletin Board or the “pink sheets” are generally considered to be less efficient and not as widely followed as other exchanges or markets like the Nasdaq National Market.

        In order to relist its stock on the Nasdaq National Market, Interlink must comply with the Nasdaq’s initial listing criteria under Marketplace Rule 4320. One of the initial listing criteria is that the minimum bid price for the common stock be at least $5.00. Our Board of Directors anticipates that a reverse split, if implemented, would have the effect of increasing, proportionately, the per share trading price of our common stock, which could result in a share price high enough to comply with the Nasdaq National Market minimum price requirement.

        In order to relist its stock on the Nasdaq National Market, Interlink also must comply with the Nasdaq’s other initial listing criteria. Under Standard 2 of Marketplace Rule 4420(b) (which is the Standard under which Interlink is most likely to apply for listing), such criteria would include minimum stockholders’ equity of $30 million, publicly held shares of at least 1.1 million, market value of publicly held shares of at least $18 million, at least 400 stockholders who own “whole lots” of 100 shares or more, at least three market makers, an operating history of at least two years and compliance with the Nasdaq’s corporate governance standards. Interlink would also need to be current in its reporting under the Securities and Exchange Act of 1934. Of the criteria above and in addition to the $5 per share minimum, Interlink currently does not have the minimum stockholders’ equity and might need to raise additional capital in order to meet that test. Interlink also has not filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 or its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2006 because it has not been able to finalize the required financial statements, and it would need to file those reports before it would qualify for listing on the Nasdaq National Market.

        The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we would be better able to satisfy the minimum bid price listing standards of a national market or exchange like Nasdaq. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, is likely to result in the market price of our common stock rising to the level necessary to satisfy the minimum bid price requirement.

        In many instances historically the markets have reacted negatively to the effectuation of a reverse stock split. We cannot assure you that our stock will not be negatively affected if our Board decides to proceed with a reverse stock split.

        The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

        The Board is hopeful that the price of our common stock will increase as a result of improvements in our business. The Board believes that the market price of our common stock will increase to the extent we are able to achieve commercial success over time. Nevertheless, the Board believes that a reverse stock split is desirable because of the anticipated higher market price of our common stock resulting from such action.

Board Discretion to Implement the Reverse Stock Split

        If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Interlink and its stockholders. The determination by the Board as to whether the reverse split will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for a national market or exchange like the Nasdaq National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If the Board determines to effect the reverse stock split, the Board will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our common stock.

        Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one-year anniversary of the Annual Meeting, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the one-year anniversary of the Annual Meeting, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

        After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. As of August 28, 2006, we had approximately 2,200 stockholders of record. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split). We therefore do not expect the number of stockholders of record to change significantly, if at all, as a result of the proposed reverse stock split.

        Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in Interlink, subject to the treatment of fractional shares, the number of authorized shares of common stock and preferred stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

        The proposed reverse stock split will reduce the number of shares of common stock available for issuance upon exercise of our outstanding stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

        Assuming this proposal is passed and the Board subsequently elects to implement a one-for-two reverse split, the Company would have the following number of shares of common stock issued and outstanding, authorized and reserved and authorized and unreserved, before and after the split:

                                                  BEFORE 1-FOR-2                AFTER 1-FOR-2
                                                 REVERSE SPLIT(1)             REVERSE SPLIT(1)
------------------------------------------- ---------------------------- ----------------------------
Number of shares of common stock issued               13,761,812                  6,880,906(2)
    and outstanding.......................
------------------------------------------- ---------------------------- ----------------------------
Number of shares of common stock
    authorized and reserved...............             4,477,768                  2,238,884
------------------------------------------- ---------------------------- ----------------------------
Number of shares of common stock
    authorized and unreserved.............            31,760,420                 40,880,210(2)

    (1)        Based on shares issued and outstanding as of August 28, 2006.

    (2)        Assumes no cash payments for fractional shares in connection with the reverse split.

        Assuming this proposal is passed and the Board subsequently elects to implement a one-for-five reverse split, the Company would have the following number of shares of common stock issued and outstanding, authorized and reserved and authorized and unreserved before and after the split:

                                                  BEFORE 1-FOR-5                AFTER 1-FOR-5
                                                 REVERSE SPLIT(1)             REVERSE SPLIT(1)
------------------------------------------- ---------------------------- ----------------------------
Number of shares of common stock issued               13,761,812                  2,752,362(2)
    and outstanding.......................
------------------------------------------- ---------------------------- ----------------------------
Number of shares of common stock
    authorized and reserved...............             4,477,768                    895,553
------------------------------------------- ---------------------------- ----------------------------
Number of shares of common stock
    authorized and unreserved.............            31,760,420                 46,352,085(2)

    (1)        Based on shares issued and outstanding as of August 28, 2006.

    (2)        Assumes a cash payment for only 0.4 fractional shares in connection with the reverse split.

        To the extent the Board were to elect to implement a one-for-three or a one-for-four reverse split instead, the number of shares of common stock issued and outstanding, authorized and reserved and authorized and unreserved after the split would be affected in a corresponding fashion and would be between the amounts identified in the tables above.

        If the proposed reverse stock split is implemented, it will increase the number of stockholders of Interlink who own “odd lots” of less than 100 shares of our common stock and decrease the number of stockholders who own “whole lots” of 100 shares or more of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of whole lots or a greater number of shares. In addition, certain listing standards of exchanges or markets like those operated by Nasdaq or the American Stock Exchange may require that we have a certain minimum number of holders of whole lots.

        Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented (and depending on whether we choose thereafter to list our common stock on another market or exchange), our common stock will continue to be reported on the “pink sheets” under the symbol “LINK.PK.”

        The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effective Date

        The proposed reverse stock split would become effective as of 5:00 p.m., Eastern time on the date of filing of a Certificate of Amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal.

Payment for Fractional Shares

        No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the fair market value of our common stock as determined by our Board of Directors on the effective date by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

        As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

        The par value per share of our common stock would remain unchanged at $0.00001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

        Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendment to our charter to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

        Following is a summary of certain U.S. federal income tax considerations of the proposed reverse stock split. This summary addresses only U.S. Stockholders (as defined herein) who hold the pre-reverse split shares and post-reverse split shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date hereof. All of these authorities are subject to change or differing interpretations, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address tax considerations relating to the proposed reverse stock split under state, local, foreign or other applicable laws.

        This discussion does not address the U.S. federal income tax considerations that may be relevant to an entity that is a partnership for U.S. federal income tax purposes and that holds the pre-reverse split shares and post-reverse split shares, or the partners in such a partnership. Such partnerships and partners should consult their own tax advisors. This discussion does not purport to be complete and does not address stockholders that are subject to special rules, such as stockholders that are not U.S. Stockholders or that are financial institutions, tax-exempt organizations, insurance companies, dealers in securities, or mutual funds, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, or stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, we have not obtained a ruling from the IRS or an opinion of legal counsel with respect to the U.S. federal income consequences of the reverse stock split.

        ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF SUCH STOCKHOLDER’S PARTICULAR CIRCUMSTANCES.

        As used herein, the term “U.S. Stockholder” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under (or treated for U.S. federal income tax purposes as created or organized in or under) the laws of the United States or any state thereof or the District of Columbia, (iii) an estate subject to U.S. federal income taxation without regard to the source of its income, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries have the authority to control all of the trust’s substantial decisions, or (b) the trust has in effect a valid election to be treated as a United States person within the meaning of the Treasury Regulations promulgated under the Code.

        The reverse stock split is intended to constitute a tax-deferred reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a tax-deferred reorganization, a U.S. Stockholder generally will not recognize gain or loss as a result of the reverse stock split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the U.S. Stockholder’s basis that is properly allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

        A U.S. Stockholder who receives cash in lieu of a fractional share interest in the post-reverse split shares generally will recognize gain or loss equal to the difference, if any, between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the amount of cash received. Such gain or loss will be a capital gain or loss and will be short-term if the pre-reverse split shares were held for one year or less and long-term if the pre-reverse split shares were held more than one year. We have assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange, rather than as separately bargained-for consideration. We also have assumed that the reverse split is not being undertaken to increase any stockholder’s proportionate ownership of the Company.

        The Company will not recognize any gain or loss as a result of the reverse stock split.

        TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A)  ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY PERSON, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER FEDERAL TAX LAW; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON THE HOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR. THIS NOTICE IS GIVEN SOLELY FOR PURPOSES OF ENSURING COMPLIANCE WITH IRS CIRCULAR 230. IT IS NOT INTENDED TO IMPLY, AND DOES NOT IMPLY, THAT ANY PARTICULAR PERSON, IN FACT, SUPPORTED THE PROMOTION OR MARKETING OF ANY TRANSACTION OR MATTER, AND IT DOES NOT ITSELF CONSTITUTE EVIDENCE THAT ANY PARTICULAR PERSON DID SO.

Recommendation by the Board of Directors

        The Board of Directors recommends a vote “for” the amendment to our certificate of incorporation to effect a reverse stock split of our common stock. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting is required to approve the amendment to our Certificate of Incorporation. Abstentions will have the same effect as negative votes on this proposal, while broker non-votes will have no effect.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        BDO Seidman, LLP audited the Company’s financial statements for the fiscal year ended December 31, 2005 and has been appointed to act as independent registered public accounting firm for the reviews of the Company’s first and second quarter 2006 results. Representatives of BDO Seidman, LLP have been invited to attend the Annual Meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

COMPENSATION OF EXECUTIVE OFFICERS

        The Compensation Committee of the Board of Directors (the “Committee”) is composed of three Non-Employee Directors. Pursuant to authority delegated by the Board, the Committee initially determines the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. This determination is made in conjunction with recommendations from Mr. Thoben as to the appropriate salary and bonus to pay each of the executive officers, other than himself. Mr. Thoben also participates in discussions regarding the compensation of the other executive officers, but he does not vote on compensation matters put before the Committee or the Board. Following the aforementioned determination by the Committee, issues concerning officer compensation are submitted to the Board of Directors for approval. The Committee also is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies.

Report of the Compensation Committee on Executive Compensation

        The Company’s compensation policies for officers (including the named executive officers) are designed to compensate the Company’s executives fairly and to provide incentives for the executives to manage the Company’s business effectively for the benefit of its stockholders.

        The key objectives of the Company’s executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company, and to provide incentives for these executives to achieve high levels of job performance and to strive to enhance stockholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and in similar industries and by providing its executives an opportunity for further reward for outstanding performance in both the short-term and the long-term. It is the current policy of the Committee to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants.

        Options granted to employees, including executive officers, under the Company’s 1996 Stock Incentive Plan generally are intended to qualify as incentive stock options. To the extent, however, that the aggregate fair market value of the stock with respect to which options are exercisable for the first time during any calendar year exceeds $100,000, the options will be treated as nonqualified stock options. The Company receives no tax deduction from the exercise of an incentive stock option unless the optionee disposes of the acquired shares before satisfying certain holding periods. The Committee believes the grant of incentive stock options, despite the general nondeductibility, benefits the Company by encouraging the long-term ownership of the Company’s stock by officers and other employees.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its five most highly compensated officers in any year. The levels of salary and bonus paid by the Company generally do not exceed this limit. However, upon exercise of nonqualified stock options, the excess of current market price over the option price (the “option spread”) is treated as compensation. In addition, if the holder of an incentive stock option disposes of stock received upon exercise of the option before satisfying certain holding period requirements, the optionee will recognize ordinary compensation income for the year of disposition equal to the lesser of the option spread and the amount of gain realized by the optionee upon disposition. Under regulations promulgated by the Internal Revenue Service, the $1,000,000 cap on deductibility will not apply to option spread compensation from the exercise of either a nonqualified stock option or a disqualifying disposition of an incentive stock option if such exercise meets certain performance-based requirements. One of the performance-based requirements is that an option grant to any individual may not exceed a stockholder-approved maximum number of shares. Accordingly, the option spread compensation from an exercise (in the case of nonqualified stock options) of those options generally would be treated as compensation for tax purposes and taken into account in determining the $1,000,000 cap on deductibility. No employee may be granted options under the Company’s 1996 Stock Incentive Plan for more than 300,000 shares in any calendar year.

        Executive Officer Compensation Program. The Company’s executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

        Salary. The Company attempts to establish base salary levels for the Company’s executive officers that are competitive with those established by companies of similar size in the computer electronics and technology industries. In determining individual salaries within the established ranges, the Committee takes into account individual experience, job responsibility and individual performance during the prior year. The Committee does not assign a specific weight to each of these factors in establishing individual base salaries. Each executive officer’s salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the factors described above.

        In determining 2005 salaries, the Committee compared the proposed salaries to the ranges established in fiscal 2004, reviewed salaries of executives of similar companies and made specific adjustments as determined by the Committee to be appropriate in the circumstances.

        Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive to executives and other employees to achieve predetermined Company performance objectives.

        Performance objectives for the Company as a whole are typically determined at the beginning of each fiscal year during the annual budgeting process and are approved by the Board of Directors. These objectives are based upon competitive conditions and general economic circumstances then prevailing in the industries in which the Company does business. Eligibility of an executive officer for a bonus is generally dependent upon the achievement of these predetermined performance objectives. Target bonus amounts are established by the Committee for each executive officer at the beginning of each fiscal year at a percentage of the executive officer’s base salary, which in fiscal 2005 was 25% of base salary. If the predetermined performance goals are met, a preliminary bonus amount is calculated under a bonus formula up to a maximum of the target bonus amount determined by the Committee. The final bonus amount paid to an eligible executive officer is determined by the Committee, which has discretion to increase or decrease the formula-derived figure within certain limits based upon the Committee’s assessment of the individual’s performance and to pay special bonuses in extraordinary circumstances as judged by the Committee.

        In determining the 2005 bonuses, the Committee based its decision on the formula derived according to the Committee. The formula employed contains an objective component, linked to the Company’s revenue growth and profitability, as well as a subjective component, based upon the Committee’s assessment of the individual officer’s relative contribution to the Company as a whole. Awarded bonuses, if any, are typically paid in the first or second quarter of the following fiscal year.

        Stock Options. Under the Company’s compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and stockholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company’s 1996 Stock Incentive Plan, the Board of Directors or the Committee may grant options to purchase common stock of the Company to key employees of the Company and its subsidiaries. The Board of Directors makes annual grants of options to purchase the Company’s common stock at an exercise price equal to the fair market value of the shares on the date of grant (the last sale price as reported on the market system on which the Company’s common stock is actively traded on the date of the grant). Starting in 2000, the Company’s options generally vest ratably on a monthly basis for three succeeding years. Prior to 2000, the Company’s options generally vested 25% on the grant date and the remainder vested ratably on a monthly basis thereafter for the three succeeding years. Stock options generally have a ten-year term but terminate earlier if employment is terminated. Option grants to executive officers depend upon the level of responsibility and position, the Committee’s subjective assessment of performance, the number of options granted in the past and the exercise price of such grants, among other factors. In fiscal 2005, the Board of Directors, upon recommendation of the Committee, made the following grants of options to purchase Company common stock to executive officers of the Company: E. Michael Thoben, III, 85,000 shares; Paul D. Meyer, 60,000 shares; Charles C. Best, 60,000 shares; and Michael W. Ambrose, 40,000 shares. As a result of recent changes in accounting rules applicable to option grants, the Committee expects to take a more conservative approach in the granting of options and to distribute the majority of these awards to those individuals that have the greatest impact or operating leverage on the Company’s success. Consideration will also be given to the number of options granted in the past and the exercise price of such grants.

        Chief Executive Officer Compensation. The Committee determined the Chief Executive Officer’s compensation for fiscal 2005, with the final approval of the Board of Directors, employing the same criteria that it used to set compensation for other executive officers. The Chief Executive Officer’s base salary was determined based upon a review of both the salaries of chief executive officers for companies of comparable size and in comparable industries and the Chief Executive Officer’s performance. Option grants in fiscal 2005 were determined under the criteria described under “Stock Options,” above.

Compensation Committee for 2005 Merritt Lutz, Chair Eugene Hovanec George Gu

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Hovanec, Gu and Lutz. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members and executive officers of the Company.

Summary Compensation Table

        The following table sets forth a summary of all compensation paid to the Chief Executive Officer of the Company and three other executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                             ANNUAL COMPENSATION                         SECURITIES
                                           -----------------------     OTHER ANNUAL      UNDERLYING
   NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS(1)     COMPENSATION      OPTIONS (#)
--------------------------------   ----    ----------    --------      ------------      -----------
E. Michael Thoben, III..........   2005    $  228,000    $ 25,367       $ 82,679(2)         85,000
   Chairman of the Board,          2004       220,396      24,000         76,920(2)(3)     100,000
     President and Chief           2003       209,063      65,000        184,732(2)(3)     190,000
     Executive Officer

Paul D. Meyer(4)................   2005    $  166,186    $     --       $ 66,267(3)         60,000
   (Former) Chief Financial        2004       163,469      14,000             --            75,000
    Officer and Secretary          2003       153,761      40,000         54,245(3)        115,000

Charles C. Best(5)..............   2005    $   96,810    $ 14,000       $     --            60,000
  Chief Financial Officer and      2004            --          --             --                --
    Secretary                      2003            --          --             --                --

Michael W. Ambrose..............   2005    $  155,085    $ 13,667       $     --            40,000
   Sr. Vice President,             2004       146,263      11,760             --            50,000
     Technology and                2003       139,050      20,000         10,600(3)         87,500
     Product Development

(1)	Bonuses listed are paid in the succeeding fiscal year. See “Report of Compensation Committee on Executive Compensation-Executive Officer Compensation Program-Cash Bonuses.”

(2)	The Company reimbursed Mr. Thoben $72,000 in 2005, $69,000 in 2004 and $60,000 in 2003 for the use of his personal airplane to transport him on Company business.

(3)	In 2005, the Company paid Mr. Meyer $59,950 for amounts due to him for accrued vacation recorded over the tenure of his employment. In 2004, the Company paid Mr. Thoben $7,920 for amounts due to him for excess accrued vacation recorded over the tenure of his employment. In addition, in 2003, the Company paid Mr. Thoben, Mr. Meyer and Mr. Ambrose $124,732, $54,245 and $10,600, respectively, for amounts due to them for excess accrued vacation (recorded over the tenure of their employment). Messrs. Thoben, Meyer and Ambrose applied the amounts paid in 2003 and 2004 to loans due to the Company.

(4)	Mr. Meyer’s employment with the Company terminated on December 16, 2005.

(5)	Mr. Best’s employment with the Company began on June 8, 2005. Mr. Best became Chief Financial Officer of the Company on August 18, 2005.

Option Grants in Last Fiscal Year

        The following table provides information regarding grants of stock options to the named executive officers in 2005.

                                                                                                 POTENTIAL REALIZABLE
                                                      PERCENT OF                                   VALUE AT ASSUMED
                                                    TOTAL OPTIONS                                ANNUAL RATES OF STOCK
                                NUMBER OF              GRANTED                                  PRICE APPRECIATION FOR
                               SECURITIES           TO EMPLOYEES     EXERCISE                       OPTION TERM (4)
                               UNDERLYING             IN FISCAL     PRICE PER     EXPIRATION    ----------------------
          NAME              OPTIONS GRANTED (1)        YEAR (2)       SHARE        DATE (3)         5%           10%
-----------------------     -------------------    -------------    ---------    ------------   --------      --------
E. Michael Thoben, III.           85,000                10.8%          $5.70     June 8, 2015   $304,000      $773,000

Paul D. Meyer..........           60,000                 7.6%           5.70     June 8, 2015    214,800       546,000

Charles C. Best........           60,000                 7.6%           5.70     June 8, 2015    214,800       546,000

Michael W. Ambrose.....           40,000                 7.6%           5.70     June 8, 2015    143,200       364,000

(1)	These options were granted pursuant to the Plan.

(2)	In fiscal 2005, the Company granted options to purchase a total of 788,750 shares of its common stock under the Plan, and this number is used in calculating the percentages set forth in this column.

(3)	Options granted under the Plan generally expire on the tenth anniversary of the date of grant. Unless otherwise determined by the Board of Directors, options granted under the Plan expire prior to the tenth anniversary of grant (i) if the optionee’s employment (or service as a director, as applicable) is terminated for any reason (other than death or disability), in which case options vested but unexercised at the date of termination may be exercised prior to the expiration date of the option or within 30 days after the date of termination, whichever comes first, or (ii) if the optionee’s employment (or service as a director, as applicable) terminates because of death or disability, options vested but unexercised at the date of termination may be exercised within 12 months after the date of termination. If employment (or service as director, as applicable) is terminated by death of the optionee, the option generally may be exercised by persons to whom the optionee’s rights pass by will or the laws of descent or distribution.

(4)	The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company’s estimate of stock price appreciation. Value shown is net of exercise costs.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table indicates (on an aggregated basis) (i) stock options exercised by named executive officers during fiscal 2005, including the value realized on the date of exercise (market price on the date of exercise less the exercise price of the options), (ii) the number of shares subject to exercisable and unexercisable stock options as of the Company’s fiscal year end, December 31, 2005, and (iii) the value of “in-the-money” options at December 31, 2005.

                                                                                           VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                                SHARES                      OPTIONS AT YEAR-END               AT YEAR-END(1)
                               ACQUIRED      VALUE       ---------------------------    ---------------------------
          NAME                ON EXERCISE   REALIZED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------------   -----------   --------     -----------   -------------    -----------   -------------
E. Michael Thoben, III.....     11,875       $69,048        527,297         120,828      $178,244     $      --
Paul D. Meyer..............     10,876        62,075        272,740(2)      108,884(2)     83,245            --
Charles C. Best............         --            --         10,001          49,999            --            --
Michael W. Ambrose.........         --            --        234,892          73,608        91,313            --

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 30, 2005, based on the last sale price of $3.59 per share of common stock on that date as reported by the Nasdaq National Market and the exercise price of the options, multiplied by the applicable number of options.

(2)	Mr. Meyer’s employment with the Company terminated on December 16, 2005. Mr. Meyer surrendered his options that were in-the-money as of April 14, 2006 to the Company in partial satisfaction of the notes that he owes the Company. The remainder of his options expired on May 5, 2006, consistent with the Company’s policy. For more information about the notes, see “Certain Relationships and Related Transactions” below.

Equity Compensation Plans

        The following table summarizes equity compensation plans approved by stockholders and equity compensation plans that were not approved by the stockholders as of March 31, 2006 (in thousands except exercise price):

                                                                                                    (c)
                                                                                           NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE FOR
                                     (a)                            (b)                  FUTURE ISSUANCE UNDER
                           NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE EXERCISE          EQUITY COMPENSATION
                           BE ISSUED UPON EXERCISE          PRICE OF OUTSTANDING             PLANS (EXCLUDING
                           OF OUTSTANDING OPTIONS,         OPTIONS, WARRANTS AND            SECURITIES REFLECTED
   Plan category            WARRANTS AND RIGHTS                   RIGHTS                      IN COLUMN (a))
                           -----------------------       -------------------------       ------------------------
Equity compensation
plans approved by
stockholders (1)                    4,044                $        5.56                              441

Equity compensation
plans not approved by
stockholders                         --                             --                              --
                           -----------------------       -------------------------       ------------------------
         Total                      4,044                $        5.56                              441
                           =======================       =========================       ========================

(1)     Includes options granted and outstanding or available pursuant to the 1996 Stock Incentive Plan.

Performance Graph(1)

        The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total stockholder return on its common stock to the cumulative total return of the Nasdaq Composite Index and a peer group consisting of companies included in the Nasdaq Computer Manufacturers Index. The comparison assumes $100 was invested on January 1, 2001 in the Company’s common stock and in each of the following indices and, in each case, assumes the reinvestment of dividends.

Interlink Electronics
Cumulative Total Return To Stockholders
1/1/01 — 12/31/05

(1)	This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of the date or any other general incorporation language in such filing.

AUDIT COMMITTEE MATTERS(1)

        The Board of Directors has approved and adopted a written Audit Committee Charter which reflects the standards set forth in the Securities and Exchange Commission regulations and Nasdaq Stock Market listing standards. A copy of the Audit Committee Charter is attached to our 2004 Proxy Statement and can be accessed on-line through www.sec.gov. Messrs. Hamburg, Buckett and Gu serve on the Audit Committee. Each member of the Audit Committee is a non-employee director and is “independent” in accordance with the National Association of Securities Dealers’ listing standards.

Report of the Audit Committee

        The Audit Committee’s role is to provide governance, guidance and oversight regarding financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the auditing, accounting and financial reporting processes in general. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm, BDO Seidman, LLP, to discuss, among other things, the preparation of financial statements, including key accounting and reporting issues. In accordance with the Audit Committee charter, the Audit Committee also oversees the relationship between the Company and its independent registered public accounting firm, including recommending their appointment, reviewing the scope of their services and related fees, and assessing their independence.

(1)	This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of the date or any other general incorporation language in such filing.

        The Audit Committee reviewed the audited financial statements for the year ended December 31, 2005 with management and BDO Seidman, LLP. The Audit Committee also discussed with BDO Seidman, LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended (“SAS 61”). SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including with respect to:

o	their responsibility under generally accepted auditing standards;
o	significant accounting policies;
o	management judgments and estimates;
o	any significant audit adjustments;
o	any disagreements with management; and
o	any difficulties encountered in performing the audit.

        Additionally, the Audit Committee reviewed and discussed, with management and with BDO Seidman, LLP, management’s report and BDO Seidman, LLP’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee specifically discussed with management and BDO Seidman, LLP the material weaknesses(2) noted by management and BDO Seidman, LLP in their respective reports on internal control. Those material weaknesses related to the accounting procedures in the quarterly and annual financial statement close process, the accounting for inventory (including inventory costing, master file maintenance and inventory movement, and reserves for excess and obsolete inventory), the application of appropriate accounting policies related to the measurement of stock-based compensation and the financial reporting control environment as a whole. The Audit Committee also discussed with management and with BDO Seidman, LLP efforts to date by management to remediate those material weaknesses and the effect that such material weaknesses had on BDO Seidman, LLP’s audit of the 2005 financial statements.

        The Audit Committee also discussed with BDO Seidman, LLP their independence, and BDO Seidman, LLP provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) to the effect that, in their professional judgment, BDO Seidman, LLP is independent of the Company within the meaning of the federal securities laws. When considering BDO Seidman, LLP’s independence, the Audit Committee discussed whether BDO Seidman, LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to BDO Seidman, LLP for audit and non-audit services.

        Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE FOR 2005 Edward Hamburg, Chairman(3) George Gu John A. Buckett, II

(2)	A material weakness is a reportable condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

(3)	As noted on page 6, on May 10, 2006, Dr. Hamburg was appointed to the Company’s Audit Committee to serve as its Chair and thereafter Mr. Hovanec no longer served on the Audit Committee.

Principal Accounting Fees and Services

        The Company incurred the following fees for services performed by the Company’s principal accounting firms for the years ended December 31, 2005 and 2004.

TYPE OF FEES                                        2005               2004
----------------------------------------         --------            --------
Audit Fees .............................         $829,872(1)         $693,829(2)
Audit-Related Fees(3) ..................          100,909               6,350
Tax Fees ...............................             --                 9,432
All Other Fees .........................             --                  --
                                                 --------            --------
Total ..................................         $930,781            $709,611
                                                 ========            ========

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, including (i) $395,000 for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2005 by BDO Seidman, LLP, (ii) $30,000 for the review of the financial statements included in the Company’s first, second and third quarter for 2005 by BDO Seidman, LLP, and (iii) $405,000 for the audit of the Company’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 by BDO Seidman, LLP.

(2)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, including (i) $170,000 for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2004 by BDO Seidman, LLP, (ii) $34,000 for the review of the financial statements included in the Company’s first, second and third quarter for 2004 by BDO Seidman, LLP, (iii) $374,000 for the audit of the Company’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 by BDO Seidman, LLP, and (iv) $116,000 for services performed by BDO Seidman, LLP in connection with the Company’s Form S-3 filing in 2004.

(3)	Represents fees for professional services in connection with matters related to the Company’s employee benefit plan, accounting consultations on matters related to internal controls, acquisitions, an internal investigation in 2005 and attestation services not required by statute or regulation.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has pre-approved all audit, audit-related and permitted non-audit services provided by BDO Seidman, LLP to the Company and the related fees for such services, and has concluded that such services are compatible with the auditors’ independence. The Audit Committee Charter has established policies and procedures under which all audit and non-audit services performed by the Company’s principal independent accountants must be approved in advance by the Audit Committee. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information as of July 31, 2006, except as otherwise indicated, with respect to the beneficial ownership of the common stock by each person, or group of affiliated persons, who is known by us to be the beneficial owner of more than five percent of the common stock; each of the directors and the nominees for director; each of the named executive officers; and all of the Company’s named executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of July 31, 2006 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person. Except as otherwise noted, the address for each stockholder named below is: c/o Interlink Electronics, 546 Flynn Road, Camarillo, CA 93012.

                                                                       AMOUNT AND NATURE      PERCENT
                                                                         OF BENEFICIAL          OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNERSHIP(1)         CLASS
---------------------------------------------------------------        -----------------      -------
E. Michael Thoben, III.........................................            506,505 (2)           3.6%
George Gu......................................................            297,398 (3)           2.2%
Paul D. Meyer(4)...............................................             11,251 (5)              *
Charles C. Best................................................             37,502 (6)              *
Michael W. Ambrose.............................................            244,145 (7)           1.7%
Eugene F. Hovanec..............................................            105,384 (8)              *
Merritt M. Lutz................................................             28,751 (9)              *
John A. Buckett, II............................................             43,751 (10)             *
Edward Hamburg.................................................               --                  --
All executive officers and directors as a group (9 people) ....          1,274,687 (11)          8.7%
Special Situations Technology Fund, L.P........................          2,525,613 (12)         18.4%
Special Situations Technology Fund II, L.P.
Special Situations Fund III QP, L.P.
Austin W. Marxe
David M. Greenhouse
     527 Madison Avenue, Suite 2600
     New York, NY  10022
Royce & Associates, LLC........................................          1,093,575 (13)          7.9%
     1414 Avenue of the Americas
     New York, NY  10019
Potomac Capital Management LLC.................................          1,047,502 (14)          7.6%
Potomac Capital Management Inc.
Paul J. Solit
     825 Third Avenue, 33rd Floor
     New York, NY  10022

SRB Greenway Capital L.P.......................................            990,715 (15)          7.2%
SRB Greenway Capital (Q.P.), L.P.
SRB Greenway Offshore Operating Fund, L.P.
BC Advisors, LLC
SRB Management, L.P.
Steven R. Becker
     330 Crescent Court, Suite 1111
     Dallas, TX  75201
____________________

*    Less than 1%
(1)	Except as modified by applicable community property laws or as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder’s name.

(2)	Consists of 42,259 shares of common stock and options to purchase 464,246 shares of common stock.

(3)	Includes 282,398 shares of common stock held by Force Sensor Investment Corporation, which is owned by Mr. Gu’s family, and options granted to Mr. Gu to purchase 15,000 shares of common stock.

(4)	Mr. Meyer is the former Chief Financial Officer and Secretary.

(5)	Consists of 11,251 shares of common stock.

(6)	Consists of options to purchase 37,502 shares of common stock.

(7)	Consists of 13,501 shares of common stock and options to purchase 230,644 shares of common stock.

(8)	Consists of 97,884 shares of common stock and options to purchase 7,500 shares of common stock. All shares of common stock are jointly held with his wife, Victoria Hovanec.

(9)	Consists of 13,751 shares of common stock and options to purchase 15,000 shares of common stock.

(10)	Consists of 6,251 shares of common stock and options to purchase 37,500 shares of common stock.

(11)	Consists of 467,295 shares of common stock and options to purchase 807,392 shares of common stock.

(12)	Based solely on the Form 4 dated May 3, 2006.

(13)	Based solely on the Schedule 13G dated January 27, 2006.

(14)	Based solely on the Schedule 13G dated February 28, 2006.

(15)	Based solely on the Schedule 13G dated April 5, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and beneficial owners of more than 10% of the common stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during 2005 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: Michael W. Ambrose - one late report with one late transaction; John A. Buckett, II - one late report with one late transaction; George Gu - one late report with one late transaction; Eugene F. Hovanec - one late report with one late transaction; Merritt M. Lutz - one late report with one late transaction; Paul D. Meyer - one late report with one late transaction; and E. Michael Thoben, III - one late report with one late transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Shareholder Loans

        In late 2000, E. Michael Thoben, III, our Chairman, President and Chief Executive Officer, Paul D. Meyer, our former Chief Financial Officer and Executive Vice President, and Michael W. Ambrose, our Senior Vice President, Technology and Product Development, exercised certain incentive stock options to purchase common stock of Interlink and then sold the common stock obtained on that exercise. By early 2001, the price of Interlink's common stock had declined significantly and, among others, Messrs. Thoben, Meyer and Ambrose determined that they would purchase common stock of Interlink in the open market. To complete the purchase, and after considering the benefit to Interlink and its stockholders, Interlink's Board of Directors, with Mr. Gu, Mr. Thoben and Mr. Lutz each recusing himself from the decision, agreed to accept a promissory note from each of Messrs. Meyer, Ambrose and Lutz in the amount of $42,892, from Mr. Gu in the amount of $40,883 and from Mr. Thoben in the amount of $42,936 and Mr. Gu in the amount of $42,936. Each promissory note is dated May 1, 2001, bears interest at the rate of 5% per annum and is secured by all right, title and interest in the shares purchased with the money borrowed under the note and all distributions received, receivable or otherwise distributed in respect to or in exchange for the shares purchased. We refer to these notes as the “Shareholder Loans.” As subsequently amended upon the approval of the Board of Directors in June 2002, the Shareholder Loans are due and payable on November 1, 2006. As of December 31, 2005, the outstanding balance of principal and accrued and unpaid interest on the Shareholder Loans was $52,900, $52,900, $50,422 and $5,772 in the case of Messrs. Meyer, Ambrose, Gu and Thoben, respectively. Mr. Thoben paid the full amount of principal owing under his Shareholder Loan as of December 31, 2005 and the remaining balance of accrued interest was paid in full in 2006. Mr. Lutz has paid the full amount of all principal and interest owing under his Shareholder Loan.

        Due to concerns about the collectability of certain of the Shareholder Loans and in an effort to treat our current officers and directors in an equivalent fashion, we have reserved $72,054 of the outstanding balance of principal and accrued and unpaid interest due on the Shareholder Loans from our executive officers and directors. This reserve was recorded as of December 31, 2005 and is reflected in the consolidated financial statements that appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

        On June 21, 2006, the disinterested members of our Board of Directors approved a proposal to eliminate the outstanding Shareholder Loans by allowing each of the borrowers to surrender the shares pledged as collateral as a payment against the loan. The remaining amount of the Shareholder Loans will be forgiven by Interlink. Each borrower has agreed to the Board’s proposal.

      The 16(b) Loans

        As a result of a miscalculation of the time period between the sale of the underlying common stock following the exercise of the stock options and the purchase of the common stock in the open market, the purchases occurred five months after the date of the sales and, pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, resulted in liability of Messrs. Thoben, Meyer and Ambrose to Interlink in the amount of the deemed profit measured by the difference between the sale and purchase prices. The amount of the liabilities as of June 11, 2001 were $132,652, $132,109 and $104,050 for Messrs. Thoben, Meyer and Ambrose, respectively. Because of the amount of these liabilities, Messrs. Thoben, Meyer and Ambrose were unable to make immediate payment without substantial disruption to their personal financial affairs. Accordingly, after considering the matter carefully, and having obtained the advice of counsel, Interlink's Board of Directors, with Mr. Thoben recusing himself from the decision, unanimously agreed to accept promissory notes from the individuals evidencing the debt. Among the factors considered by the Board in reaching this decision was the ongoing contribution to Interlink being made by each of the individuals and the interest of Interlink in avoiding unnecessary pressures and distractions on these individuals at a critical time in Interlink's history. Each promissory note bears interest at the rate of 7% per annum and is secured by Interlink options that had a value as of June 11, 2001 equal to 150% of the principal amount due under the note. We refer to these notes as the “16(b) Loans.” As subsequently amended upon the approval of the Board of Directors in June 2002, the 16(b) Loans are due and payable in three equal annual installments beginning on June 11, 2006. As of December 31, 2005, the outstanding balance of principal and accrued and unpaid interest on the 16(b) Loans was $114,776, $126,610 and $25,213 in the case of Messrs. Thoben, Meyer and Ambrose, respectively. The outstanding balance of principal and accrued and unpaid interest of $25,213 for Mr. Thoben was paid in full in 2006.

        Upon his departure from Interlink in early 2006, Mr. Meyer surrendered the options that he had pledged as collateral in partial payment of his 16(b) Loan.

        Due to concerns about the collectability of certain of the 16(b) Loans and in an effort to treat our current officers and directors in an equivalent fashion, we have reserved $189,766 of the outstanding balance of principal and accrued and unpaid interest due on the 16(b) Loans from our executive officers and directors. This reserve was recorded as of December 31, 2005 and is reflected in the consolidated financial statements that appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

        Our Board of Directors is considering a proposal to eliminate the outstanding 16(b) Loan of Mr. Ambrose by allowing him to surrender the stock options he pledged as collateral as a payment against the loan. The remaining portion of the loan would be forgiven by Interlink.

ANNUAL REPORT

        We have included a copy of the Company's Annual Report on Form 10-K with these proxy materials.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Interlink Electronics, Inc. Code of Business Conduct and Ethics for Directors, Officers and Employees is available at the Company's website (http://www.interlinkelectronics.com) and will be provided in print without charge to any stockholder who submits a request in writing to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary. The Code applies to the Company's chief executive officer and chief financial officer, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board.

METHOD AND COST OF SOLICITATION

        The Company will pay the cost of preparing and mailing the proxies, the proxy statements and any other materials furnished to the stockholders. In addition to soliciting by mail, the Company's directors, officers and employees, without additional compensation, may personally request, in person or by telephone, the return of proxies. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

COMMUNICATION WITH THE BOARD OF DIRECTORS

        Stockholders may communicate directly with the full Board of Directors, the Chairman of the Board of Directors, the non-management Directors as a group, or with specified individual Directors by sending their question or concern to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and then distribute communications to any or all Directors as appropriate depending upon the individual communications. The Directors have requested that communications that do not directly relate to their duties and responsibilities as directors of the Company be excluded from distribution, including "spam"; advertisements; mass mailings; form letter campaigns that involve unduly large number of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints.

OTHER BUSINESS/DISCRETIONARY AUTHORITY

        The Board of Directors does not know of any other matters that will be presented for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote in accordance with the recommendations of the Board of Directors.

        For this year's Annual Meeting of Stockholders, if notice of a stockholder proposal to be raised at the Annual Meeting was received at the principal executive offices of the Company after March 20, 2006, proxy voting on that proposal when and if raised at the Annual Meeting will be subject to the discretionary voting authority of the designated proxy holders. If notice of any stockholder proposal to be raised at next year's Annual Meeting of Stockholders is received by the Company at its principal executive offices after April 9, 2007, then proxy voting on that proposal when and if raised at the 2007 Annual Meeting, will be subject to the discretionary voting authority of the designated proxy holders.

STOCKHOLDER PROPOSALS

        Any stockholder proposals to be considered for inclusion in next year's proxy materials must be received by January 24, 2007 at the Company's principal executive offices. Stockholders' proposals should be sent to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary.

        Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed stamped, return envelope.

By Order of the Board of Directors /s/ CHARLES C. BEST Charles C. Best Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF INTERLINK ELECTRONICS, INC.

        Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), Interlink Electronics, Inc., a Delaware corporation (the “Company”), does hereby certify that:

    1.        At a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring that amendment to be advisable and directing that the amendment be proposed to be considered at the annual meeting of stockholders. The amendment amends Article III, paragraph A to read as follows:

“The Corporation is authorized to issue a total of 50,100,000 shares of two classes of stock: 50,000,000 shares of Common Stock ($0.00001 par value) and 100,000 shares of Preferred Stock ($5.00 par value).

Effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each outstanding [*] shares of Common Stock shall be combined and converted into one share of Common Stock, par value $0.00001 per share. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the fair market value of the Common Stock as of the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, as such fair market value is determined by the Corporation’s Board of Directors. Whether or not the reverse stock split provided above would result in fractional shares for a holder of record shall be determined on the basis of the total number of shares of Common Stock held by such holder of record at the time that the reverse stock split occurs.”

    2.        The amendment was duly adopted by the stockholders of the Company at the annual meeting of the stockholders duly called and held, upon notice in accordance with Section 222 of the DGCL.

    3.        The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

        IN WITNESS WHEREOF, Interlink Electronics, Inc. has caused this certificate to be signed by Charles C. Best, its Chief Financial Officer and Secretary, this __th day of __________, 200__.

INTERLINK ELECTRONICS, INC. By ____________________________ Charles C. Best Chief Financial Officer and Secretary

*	By approving this amendment, stockholders will approve the combination of any whole number of shares of Common Stock between and including two and five into one share of Common Stock, i.e., each of the following combination ratios: one for two, one for three, one for four and one for five. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include the specific number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders.

PROXY

INTERLINK ELECTRONICS, INC.
Annual Meeting, October 18, 2006

PROXY SOLICITED BY BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints E. Michael Thoben, III, and Charles C. Best, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Interlink Electronics, Inc. (the “Company”) on October 18, 2006 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

1.      Election of Directors:    |_|  FOR ALL NOMINEES EXCEPT AS          |_|  WITHHOLD AUTHORITY TO VOTE FOR THE
                                       MARKED TO THE CONTRARY BELOW.            NOMINEES LISTED BELOW.

         (Instructions:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S
         NAME BELOW.)

         John A. Buckett, II

         Merritt M. Lutz

2.       Proposal to amend our Certificate of Incorporation to effect a reverse stock split of our common stock, at an exchange ratio ranging from one-to-two to one-to-five.

                  |_|      FOR              |_|      AGAINST           |_|      ABSTAIN

3.       Transaction of any business that properly comes before the meeting or any adjournments thereof.  A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

(Continued and to be signed on the other side.)

The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for the election of the directors and for the Proposal to authorize the Board of Directors to amend the certificate of incorporation. The proxies may vote in their discretion as to other matters that may come before this meeting.

                              Shares:

                              Date:___________________________, 2006

 P                            Name:__________________________________________
 R
 O                            Signature(s):__________________________________
 X                                              Signature or Signatures
 Y
                              Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc., if applicable.  A
                              corporation must sign its name by the president or other
                              authorized officer.

                              The Annual Meeting of Stockholders of Interlink Electronics,
                              Inc. will be held on October 18, 2006 at 2:00 p.m., Pacific
                              Time, at the Hampton Inn and Suites located at 50
                              West Daily Drive, Camarillo, California 93010.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself — the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.